NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 11, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 1, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the merger agreement between NBTY, Inc. and Alphabet Merger Sub, Inc. a wholly-owned subsidiary of Alphabet Holding Company, Inc. a Delaware corporation that was formed by an affiliate of TC Group, L.L.C. (doing business as The Carlyle Group) which became effective before the open on October 1, 2010, each outstanding share of Common Stock of NBTY, Inc. was converted into $55.00 per share in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 1, 2010.